As filed with the Securities and Exchange Commission on September 6, 2017.

Registration No. 333-XXXXX

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZYNEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-0275169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Park Meadow Drive
Lone Tree, Colorado 80124
(303) 703-0496

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ZYNEX, INC. 2017 STOCK INCENTIVE PLAN AND
CERTAIN NON-PLAN STOCK OPTION AGREEMENTS(1) (2)

(Full Title of Plan)

Thomas Sandgaard, Chief Executive Officer
10000 Park Meadow Drive
Lone Tree, Colorado 80124
(303) 703-0496

(Name, address and telephone number of agent for service)

(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman P.C.
6800 N. 79TH Street, Suite 200

Niwot, Colorado 80503
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.001 Par Value	5,000,000 shares	(1)	$1.38	(3)	$6,900,000	$799.71
Common Stock $.001 par value	1,081,000	(2)	$.329	(3)	$355,978	$41.26
Total	6,081,000				$7,255,978	$840.97

(1) The total number of shares of Common Stock, $.001 par value (the "Common Stock") currently reserved for issuance under the Zynex, Inc. 2017 Stock Incentive Plan (the "Plan") is 5,000,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement.

(2) In addition to the shares issuable pursuant to the Plan, this Registration Statement registers an aggregate of 1,081,000 shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers, directors and employees as listed on Exhibit 99.2 filed herewith.

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(3) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the average of the prices at which previously granted options may be exercised (276,857 shares at $0.1400 per share, 20,000 shares at $0.1480 per share, 100,000 shares at $0.1500 per share, 10,000 shares at $0.1750 per share, 10,000 shares at $0.1800 per share, 75,000 shares at $0.2000 per share, 100,000 shares at $0.2098 per share, 25,000 shares at $0.2400 per share, 25,000 shares at $0.3280 per share, 10,000 shares at $0.3400 per share, 87,143 shares at $0.3500 per share, 142,000 shares at $0.4340 per share, 100,000 shares at $0.5000 per share and 100,000 shares at $1.00 per share) and in part based on the average of the high and low bid prices of the Company's shares on September 5, 2017 for the shares available under the 2017 Stock Incentive Plan (5,000,000 shares). The price per share represents the number determined by dividing the aggregate exercise amount by the number of shares to be acquired upon exercise.

(3)Fee paid herewith.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. Zynex, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to Zynex, Inc., 10000 Park Meadow Drive, Lone Tree, Colorado 80124 (telephone number (303) 703-4906) Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).  Securities to be Offered

The total number of shares of Common Stock, $.001 par value (the "Common Stock") currently reserved for issuance under the Zynex, Inc. 2017 Stock Incentive Plan (the "Plan") is 5,000,000, all of which shares the Company hereby registers pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers an aggregate of 1,081,000 shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its current and former employees, officers and directors as listed on Exhibit 99.2 filed herewith.

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.    Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission:

1.	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Commission on April 17, 2017.

2.	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 as filed with the Commission on May 26, 2017.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 as filed with the Commission of August 14, 2017.

4.	The Company’s Current Reports on Form 8-K dated March 31, 2017 (filed May 16, 2017) May 26, 2017 (filed May 26, 2017), and June 5, 2017 (filed June 8, 2017).

5.	The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada Revised Statutes also provide that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Company’s Articles of Incorporation authorize the Company to indemnify its directors and officers to the fullest extent permitted under Nevada Revised Statutes. The Company’s bylaws set forth the procedures that must be followed in order for directors and officers to receive indemnity payments.

The Articles of Incorporation of the Company, eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Nevada law, or (iv) any transaction from which the director derived any improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Zynex, Inc. 2017 Stock Incentive Plan

5.1	Opinion of Clifford L. Neuman, PC, as to the legality of the securities being registered.

23.1	Consent of Clifford L. Neuman, PC to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.

23.2	Consent of EKS&H, LLP.

23.3	Consent of GHP HORWATH, PC

24.1	Powers of Attorney (included with the signature page to this Registration Statement).

99.1	Form of Employee Option Agreement.

99.2	List of non-plan option holders

Item 9. Undertakings.

(a)	The Company hereby undertakes:

	(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 6th day of September, 2017.

Zynex, Inc.

By:	/s/ Thomas Sandgaard
Thomas Sandgaard,
Chief Executive Officer and President

By:	/s/ Daniel Moorhead
Daniel Moorhead,
Principal Financial Officer and Principal
Accounting Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Zynex, Inc., hereby constitutes and appoints Thomas Sandgaard, Chief Executive Officer of the Company, and Daniel Moorhead, Chief Financial Officer of the Company, or either of them individually, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Sandgaard	Chief Executive Officer, President, and
Thomas Sandgaard	Chairman of the Board of Directors	September 6, 2017

/s/ Daniel Moorhead
Daniel Moorhead	Chief Financial Officer	September 6, 2017